The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2016

Pricing Supplement No. 2016—CMTNG0856

to Prospectus Supplement and Prospectus each dated November 13, 2013

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-192302

Dated February   , 2016

Citigroup Inc. $ ----- Trigger Performance Securities

Linked to the Bloomberg Commodity IndexSM 3 Month Forward Due On or About February 27, 2026

Investment Description

The Trigger Performance Securities (the “Securities”) are unsecured, unsubordinated debt obligations of Citigroup Inc. (the “Issuer”) with a return at maturity linked to the performance of the Bloomberg Commodity IndexSM 3 Month Forward (the “Underlying Index”) from its Initial Index Level to its Final Index Level. If the Index Return is positive, the Issuer will repay the Stated Principal Amount of the Securities at maturity and pay a return equal to the Index Return multiplied by the Participation Rate of between 180% and 200% (the actual Participation Rate will be determined on the Trade Date). If the Index Return is zero or negative and the Final Index Level is greater than or equal to the Trigger Level, the Issuer will repay the Stated Principal Amount of the Securities at maturity. However, if the Index Return is negative and the Final Index Level is less than the Trigger Level, you will be fully exposed to the negative Index Return and the Issuer will pay you less than the Stated Principal Amount at maturity, resulting in a loss on the Stated Principal Amount to investors that is proportionate to the percentage decline in the level of the Underlying Index. Investing in the Securities involves significant risks. You will not receive coupon payments during the 10-year term of the Securities. You may lose a substantial portion or all of your initial investment. The Securities offer a means of gaining exposure to commodities as an asset class that may be adversely affected by “negative roll yields” in “contango” markets, as described in more detail under “Risk Factors—The Securities may be adversely affected by “negative roll yields” in “contango” markets”. The contingent repayment of the Stated Principal Amount applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Stated Principal Amount provided at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates[1]

❑ Participation in Positive Index Returns — If the Index Return is positive, the Issuer will repay the Stated Principal Amount of the Securities at maturity and pay a return equal to the Index Return multiplied by the Participation Rate. If the Index Return is negative, investors may be exposed to the decline in the Underlying Index at maturity.

❑ Downside Exposure with Contingent Repayment of the Stated Principal Amount at Maturity — If the Index Return is zero or negative and the Final Index Level is greater than or equal to the Trigger Level, the Issuer will repay the Stated Principal Amount of the Securities at maturity. However, if the Index Return is negative and the Final Index Level is less than the Trigger Level, the Issuer will pay less than the Stated Principal Amount of the Securities at maturity, resulting in a loss on the Stated Principal Amount to investors that is proportionate to the percentage decline in the level of the Underlying Index. The contingent repayment of the Stated Principal Amount applies only if you hold the Securities to maturity. You might lose some or all of your initial investment. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.

	Trade Date Settlement Date Final Valuation Date[2] Maturity Date	February 25, 2016 February 29, 2016 February 24, 2026 February 27, 2026
[1] Expected [2] See page PS-3 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING INDEX. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-4 OF THIS PRICING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Trigger Performance Securities Linked to the Bloomberg Commodity IndexSM 3 Month Forward. Any return at maturity will be determined by the performance of the Underlying Index. The Securities are our unsecured, unsubordinated debt obligations and are offered for a minimum investment of 100 Securities at the issue price described below. The Initial Index Level, Participation Rate and Trigger Level will be set on the Trade Date.

Underlying Index	Initial Index Level	Participation Rate	Trigger Level	CUSIP/ ISIN
Bloomberg Commodity IndexSM 3 Month Forward (Ticker: BCOMF3)		180% to 200%	, 70% of the Initial Index Level	17323P322 / US17323P3221

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The Securities are not futures contracts and are offered pursuant to an exemption from regulation under the Commodity Exchange Act. Accordingly, you are not afforded any protection by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per Security	$10.00	$0.50	$9.50
Total	$	$	$
(1)	Citigroup Inc. currently expects that the estimated value of the Securities on the Trade Date will be at least $9.000 per Security, which will be less than the issue price. The estimated value of the Securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.
(2)	The underwriting discount is $0.50 per Security. CGMI, acting as principal, expects to purchase from Citigroup Inc., and Citigroup Inc. expects to sell to CGMI, the aggregate Stated Principal Amount of the Securities set forth above for $9.50 per Security. UBS Financial Services Inc. (“UBS”), acting as principal, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the Securities for $9.50 per Security. UBS will receive an underwriting discount of $0.50 per Security for each Security it sells. UBS proposes to offer the Securities to the public at a price of $10.00 per Security. For additional information on the distribution of the Securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the Securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the Securities.

You may access the accompanying prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for November 13, 2013 on the SEC website):

♦	Prospectus Supplement and Prospectus each dated November 13, 2013: http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to the Trade Date. The applicable agent will notify you in the event of any material changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the Securities. References to “Citigroup Inc.,” “we,” “our” and “us” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “Securities” refers to the Trigger Performance Securities Linked to the Bloomberg Commodity IndexSM 3 Month Forward that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Risk Factors” beginning on page PS-4 of this pricing supplement and “Annex—The Bloomberg Commodity IndexSM 3 Month Forward” beginning on page PS-18 of this pricing supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying Index.

♦  You believe that the level of the Underlying Index will increase over the term of the Securities.

♦  You would be willing to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover page hereof (the actual Participation Rate will be set on the Trade Date).

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Index.

♦  You do not seek current income from your investment.

♦  You understand and accept the risks associated with the Underlying Index.

♦  You understand and accept that the performance of the Underlying Index will be adversely affected by “negative roll yields” in “contango” markets.

♦  You are willing and able to hold the Securities to maturity, and accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the Securities.

♦  You are willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, and understand that if Citigroup Inc. defaults on its obligations you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦  You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.

♦  You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the Underlying Index.

♦  You believe that the level of the Underlying Index will decline during the term of the Securities and the Final Index Level is likely to close below the Trigger Level on the Final Valuation Date.

♦  You would not be willing to invest in the Securities if the Participation Rate was set equal to the bottom of the range indicated on the cover page hereof (the actual Participation Rate will be set on the Trade Date).

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying Index.

♦  You seek current income from this investment.

♦  You do not understand or accept the risks associated with the Underlying Index.

♦  You do not understand or accept the risks associated with “negative roll yields” in “contango”markets.

♦  You are unwilling or unable to hold the Securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, including any repayment of the Stated Principal Amount.

Indicative Terms
Issuer	Citigroup Inc.
Issue Price	100% of the Stated Principal Amount per Security
Stated Principal Amount	$10.00 per Security
Term	Approximately 10 years
Trade Date[1]	February 25, 2016
Settlement Date[1]	February 29, 2016
Final Valuation Date[1,2]	February 24, 2026 (or, if such day is not a Commodity Business Day, the next succeeding Commodity Business Day, but in no event later than the Business Day immediately preceding the Maturity Date)
Maturity Date[1]	February 27, 2026
Underlying Index	Bloomberg Commodity IndexSM 3 Month Forward (Ticker: BCOMF3)
Trigger Level	, 70% of the Initial Index Level
Participation Rate	180% to 200%. The actual Participation Rate will be determined on the Trade Date.
Payment at Maturity (per $10.00 Stated Principal Amount of Securities)

If the Index Return is positive, Citigroup Inc. will pay you a cash payment per $10.00 Stated Principal Amount of Securities that provides you with the Stated Principal Amount of $10.00 plus a return equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 × Index Return × Participation Rate)

If the Index Return is zero or negative and the Final Index Level is greater than or equal to the Trigger Level on the Final Valuation Date, Citigroup Inc. will pay you a cash payment of $10.00 per $10.00 Stated Principal Amount of Securities.

If the Index Return is negative and the Final Index Level is less than the Trigger Level on the Final Valuation Date, Citigroup Inc. will pay you a cash payment at maturity less than the Stated Principal Amount of $10.00 per Security, resulting in a loss on the Stated Principal Amount that is proportionate to the percentage decline in the level of the Underlying Index, calculated as follows:

$10.00 + ($10.00 × Index Return)

In this scenario, you will be exposed to the full negative Index Return, and you will lose a substantial portion or all of the Stated Principal Amount in an amount proportionate to the percentage decline in the Underlying Index.

Index Return	Final Index Level – Initial Index Level Initial Index Level
Initial Index Level	, the closing level of the Underlying Index on the Trade Date
Final Index Level[3]	The closing level of the Underlying Index determined with respect to the Final Valuation Date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF CITIGROUP INC. WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.
Investment Timeline
Trade Date:	The closing level of the Underlying Index (Initial Index Level) is observed, the Participation Rate is set and Trigger Level is determined.

Maturity Date:

The Final Index Level is determined on the Final Valuation Date and the Index Return is calculated.

If the Index Return is positive, Citigroup Inc. will pay you a cash payment per $10.00 Stated Principal Amount of Securities that provides you with the Stated Principal Amount of $10.00 plus a return equal to the Index Return multiplied by the Participation Rate, calculated as follows:

$10.00 + ($10.00 × Index Return × Participation Rate)

If the Index Return is zero or negative and the Final Index Level is greater than or equal to the Trigger Level on the Final Valuation Date, Citigroup Inc. will pay you a cash payment of $10.00 per $10.00 Stated Principal Amount of Securities.

If the Index Return is negative and the Final Index Level is less than the Trigger Level on the Final Valuation Date, Citigroup Inc. will pay you a cash payment at maturity less than the Stated Principal Amount of $10.00 per Security, resulting in a loss on the Stated Principal Amount that is proportionate to the percentage decline in the level of the Underlying Index, calculated as follows:

$10.00 + ($10.00 × Index Return)

In this scenario, you will be exposed to the full negative Index Return, and you will lose a substantial portion or all of the Stated Principal Amount in an amount proportionate to the percentage decline in the Underlying Index.

[1]	In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed to ensure that the stated term of the Securities remains the same.

[2]	See “Additional Terms of the Securities—Definition of Commodity Business Day” in this pricing supplement.

[3]	The determination of the Final Index Level may be postponed as provided under “Additional Terms of the Securities—Consequences of a Market Disruption Event” in this pricing supplement.

Risk Factors

An investment in the Securities is significantly riskier than an investment in conventional debt securities. The Securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the Securities, and are also subject to risks associated with the Underlying Index. Accordingly, the Securities are suitable only for investors who are capable of understanding the complexities and risks of the Securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the Securities and the suitability of the Securities in light of your particular circumstances.

The following is a description of certain key risk factors for investors in the Securities. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

♦	You may lose some or all of your investment — The Securities differ from ordinary debt securities in that we will not necessarily repay the full Stated Principal Amount of your Securities at maturity. Instead, your return on the Securities is linked to the performance of the Underlying Index and will depend on whether, and the extent to which, the Index Return is positive or negative. If the Final Index Level is less than the Trigger Level, you will lose 1% of the Stated Principal Amount of the Securities for every 1% by which the Final Index Level is less than the Initial Index Level. There is no minimum payment at maturity on the Securities, and you may lose up to all of your investment in the Securities.

♦	The reduced market risk offered by the Securities is contingent, and you will have full downside exposure to the Underlying Index if the Final Index Level is less than the Trigger Level — If the Final Index Level is below the Trigger Level, the contingent reduced market risk with respect to a limited range of potential depreciation of the Underlying Index offered by the Securities will not apply and you will lose 1% of the Stated Principal Amount of the Securities for every 1% by which the Final Index Level is less than the Initial Index Level. The Securities will have full downside exposure to the decline of the Underlying Index if the Final Index Level is below the Trigger Level. As a result, you may lose your entire investment in the Securities. Further, this contingent reduced market risk applies only if you hold the Securities to maturity. If you are able to sell the Securities prior to maturity you may have to sell them for a loss even if the Underlying Index has not declined below the Trigger Level.

♦	The Securities do not pay interest — Unlike conventional debt securities, the Securities do not pay interest or any other amounts prior to maturity. You should not invest in the Securities if you seek current income during the term of the Securities.

♦	The Securities may be adversely affected by “negative roll yields” in “contango” markets — The Underlying Index tracks the value of a hypothetical position in a basket of 22 exchange-traded futures contracts on physical commodities, where the position is notionally “rolled” periodically out of certain of the futures contracts as the expiration dates of such futures contracts approach and into other futures contracts on the same physical commodities but with later expiration dates. Unlike stocks, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts specify a cetain future date for the physical delivery of such commodity. In order to avoid physical delivery and maintain continuing exposure to the basket of 22 futures contracts, the Underlying Index unwinds its hypothetical positions in the component futures contracts before any expiration date thereof and replaces any such futures contract with a hypothetical position in another futures contract on the same physical commodity with a later expiration date. For example, a hypothetical commodity futures contract entered into in January may specify a May expiration. In February, the hypothetical commodity futures contract expiring in May may be replaced with a futures contract on the same commodity expiring in July. We refer to this process as “rolling” exposure to an expiring futures contract into another futures contract with a later expiration date. Through this rolling process, the Underlying Index is able to reflect continuing exposure to the basket of 22 commodity futures contracts.

The “rolling” feature of the Underlying Index creates the potential for a significant negative effect on the level of the Underlying Index—which we refer to as a “negative roll yield”—that is independent of the performance of the spot price of the underlying physical commodities. The “spot price” of a physical commodity is the price of the commodity for immediate delivery, as opposed to a futures price, which represents the price for delivery on a specified date in the future. The Underlying Index would be expected to experience a negative roll yield if the prices of the commodity futures contracts comprising the Underlying Index tend to be greater than the spot prices for the underlying physical commodities. A market where futures prices are greater than the spot prices is referred to as a “contango” market. Commodity futures prices may be greater than spot prices for a variety of reasons, including costs of storing physical commodities until the delivery date, financing costs, and market expectations that future spot prices of the commodity may be higher than current spot prices. As any commodity futures contract approaches expiration, its value will approach the spot price of the underlying physical commodity, because by expiration it will effectively represent a contract to buy or sell the physical commodity for immediate (or “spot”) delivery. Therefore, if the market for any commodity futures contract is in contango, then the value of the futures contract would tend to decline over time (assuming the spot price for the underlying physical commodity remains unchanged), because the higher futures price would fall as it converges to the lower spot price by expiration. If the market for a commodity futures contract is in contango and the spot price for the underlying physical commodity remains constant, the Underlying Index would enter into a hypothetical position in the futures contract at the higher contango futures price and then unwind that position closer to the lower spot price, and then enter into a hypothetical position in a new futures contract at the higher contango futures price and unwind that position closer to the lower spot price, and so on over the term of the Securities, all the while accumulating losses from the erosion in value that results as the higher contango price declines toward the lower spot price.

Prospective investors in the Securities should understand that many of the commodity futures contracts comprising the Underlying Index have historically been in contango markets. Therefore, negative roll yields are likely to adversely affect the level of the Underlying Index and the return you receive on the Securities. Any negative roll yield with respect to a commodity futures contract will offset any gains in the spot price of the underlying physical commodity that may occur over the term of the Securities, exacerbate any decline and cause a steady erosion in value if the spot price of the commodity remains relatively constant.

♦	Your payment at maturity depends on the closing level of the Underlying Index on a single day — Because your payment at maturity depends on the closing level of the Underlying Index solely on the Final Valuation Date, you are subject to the risk that the closing level of the Underlying Index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the Securities. If you had invested directly in the futures contracts that constitute the Underlying Index or in another instrument linked to the Underlying Index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the Underlying Index, you might have achieved better returns.

♦	The Securities are subject to the credit risk of Citigroup Inc. — Any payment on the Securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc. If we default on our obligations under the Securities, you may not receive any payments that become due under the Securities. As a result, the value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Securities.

♦	The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. CGMI currently intends to make a secondary market in relation to the Securities and to provide an indicative bid price for the Securities on a daily basis. Any indicative bid price for the Securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the Securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your Securities prior to maturity. Accordingly, an investor must be prepared to hold the Securities until maturity.

♦	The estimated value of the Securities on the Trade Date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the Securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the Securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Securities. These costs adversely affect the economic terms of the Securities because, if they were lower, the economic terms of the Securities would be more favorable to you. The economic terms of the Securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Securities. See “The estimated value of the Securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the Securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the Underlying Index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Securities. Moreover, the estimated value of the Securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Securities for other purposes, including for accounting purposes. You should not invest in the Securities because of the estimated value of the Securities. Instead, you should be willing to hold the Securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the Securities would be lower if it were calculated based on our secondary market rate — The estimated value of the Securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the Securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the Securities, which do not bear interest.

♦	The estimated value of the Securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the Securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the Securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Securities than if our internal funding rate were used. In addition, any secondary market price for the Securities will be reduced by a bid-ask spread, which may vary depending on the aggregate Stated Principal Amount of the Securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the Securities will be less than the issue price.

♦	The value of the Securities prior to maturity will fluctuate based on many unpredictable factors — The value of your Securities prior to maturity will fluctuate based on the level and volatility of the Underlying Index and a number of other factors, including those described below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of one or more other factors. The paragraphs below describe what we expect to be the impact on the value of the Securities of a change in a specific factor, assuming all other conditions remain constant. You should understand that the value of your Securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the Issuer, including the potential application of the Participation Rate and the Trigger Level, only applies if you hold the Securities to maturity.

♦	Level of the Underlying Index. We expect that the value of the Securities at any time prior to maturity will depend substantially on the level of the Underlying Index at that time. If the level of the Underlying Index decreases following the Trade Date, the value of your Securities will also likely decline, perhaps significantly. Even at a time when the level of the Underlying Index is greater than the Initial Index Level, the value of your Securities may nevertheless be significantly less than the Stated Principal Amount of your Securities because of expectations that the level will continue to fluctuate over the term of the Securities, among other reasons.

♦	Volatility of the level of the Underlying Index. Volatility refers to the magnitude and frequency of changes in the level of the Underlying Index over any given period. Any increase in the expected volatility of the level of the Underlying Index may adversely affect the value of the Securities.

♦	Interest rates. We expect that the value of the Securities will be affected by changes in U.S. interest rates. In general, an increase in U.S. interest rates is likely to adversely affect the value of the Securities.

♦	Time remaining to maturity. At any given time, the value of the Securities may reflect a discount based on the amount of time then remaining to maturity, which will reflect uncertainty about the change in the level of the Underlying Index over that period.

♦	Creditworthiness of Citigroup Inc. The securities are subject to the credit risk of Citigroup Inc. Therefore, actual or anticipated adverse changes in the creditworthiness of Citigroup Inc. may adversely affect the value of the Securities.

It is important for you to understand that the impact of one of the factors discussed above may offset, or magnify, some or all of any change in the value of the Securities attributable to one or more of the other factors. Changes in the level of the Underlying Index may not result in a comparable change in the value of the Securities.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	If a Commodity Hedging Disruption Event occurs during the term of the Securities, we may redeem the Securities early for an amount that may result in a significant loss on your investment — See “Additional Terms of the Securities—Commodity Hedging Disruption Event” in this pricing supplement for information about the events that may constitute a Commodity Hedging Disruption Event. If a Commodity Hedging Disruption Event occurs, we may redeem the Securities prior to the Maturity Date for an amount equal to the Early Redemption Amount determined as of the Early Redemption Notice Date. The Early Redemption Amount will be determined in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining secondary market bid prices for the Securities and similar instruments, subject to the exceptions and more detailed provisions set forth under “Additional Terms of the Securities—Commodity Hedging Disruption Event” below. As discussed above, any secondary market bid price is likely to be less than the issue price and, absent favorable changes in market conditions and other relevant factors, is also likely to be less than the estimated value of the Securities set forth on the cover page of this pricing supplement. Accordingly, if a Commodity Hedging Disruption Event occurs, there is a significant likelihood that the Early Redemption Amount you receive will result in a loss on your investment in the Securities. Moreover, in determining the Early Redemption Amount, the calculation agent will take into account the relevant event that has occurred, which may have a significant adverse effect on commodity markets generally, resulting in an Early Redemption Amount that is significantly less than the amount you paid for your Securities. You may lose up to all of your investment.

The Early Redemption Amount may be significantly less than the amount you would have received had we not elected to redeem the Securities and had you been able instead to hold them to maturity. For example, the Early Redemption Amount may be determined during a market disruption that has a significant adverse effect on the Early Redemption Amount. That market disruption may be resolved by the time of the originally scheduled Maturity Date and, had your payment on the Securities been determined on the scheduled Final Valuation Date rather than on the Early Redemption Notice Date, you might have achieved a significantly better return.

♦	The calculation agent may make discretionary determinations in connection with a Commodity Hedging Disruption Event and the Early Redemption Amount that could adversely affect your return upon early redemption — The calculation agent will be required to exercise discretion in determining whether a Commodity Hedging Disruption Event has occurred. If the calculation agent determines that a Commodity Hedging Disruption Event has occurred and as a result we elect to redeem the Securities upon the occurrence of a Commodity Hedging Disruption Event, you may incur a significant loss on your investment in the Securities.

In addition, the calculation agent has broad discretion to determine the Early Redemption Amount, including the ability to make adjustments to proprietary pricing models and inputs to those models in good faith and in a commercially reasonable manner. The fact that the calculation agent is our affiliate may cause it to have interests that are adverse to yours as a holder of the Securities. Under the terms of the Securities, the calculation agent has the authority to make determinations that may protect our economic interests while resulting in a significant loss to you on your investment in the Securities.

♦	Prices of commodity futures contracts are characterized by high and unpredictable volatility, which could lead to high and unpredictable volatility in the Underlying Index — Market prices of the commodity futures contracts included in the Underlying Index tend to be highly volatile and may fluctuate rapidly based on numerous factors, including the factors that affect the price of any commodity underlying the commodity futures contracts included in the Underlying Index. The prices of commodities and commodity futures contracts are subject to variables that may be less significant to the values of traditional securities, such as stocks and bonds. These variables may create additional investment risks that cause the value of the Securities to be more volatile than the values of traditional securities.

As a general matter, the risk of low liquidity or volatile pricing around the maturity date of a commodity futures contract is greater than in the case of other futures contracts because (among other factors) a number of market participants take physical delivery of the underlying commodities. Many commodities are also highly cyclical. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

♦	Because the Underlying Index is composed of a basket of futures contracts, any favorable performance with respect to some of these futures contracts may be offset by unfavorable performance by other futures contracts — The Underlying Index tracks a basket composed of futures contracts on all of the commodities in the Bloomberg Commodity IndexSM, of which there are currently 22. Any favorable performance with respect to some of these futures contracts may be offset by unfavorable performance by other futures contracts.

♦	Holders of the Securities will not benefit from regulatory protections of the Commodity Futures Trading Commission — The Securities are our direct obligations. The net proceeds to be received by us from the sale of the Securities will not be used to purchase or sell commodity futures contracts or options contracts on commodity futures for the benefit of the holders of Securities. An investment in the Securities does not constitute an investment in commodity futures or options contracts on commodity futures, and holders of the Securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

♦	Legal and regulatory changes could adversely affect the return on and value of the Securities — Futures contracts and options on futures contracts, including the commodity futures contracts comprising the Underlying Index, are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, some of the exchanges on which such commodity futures contracts trade have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of the commodity futures comprising the Underlying Index.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the Securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the Securities. For example, the Dodd–Frank Wall Street Reform and Consumer Protection Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the size of the positions any person may hold in futures contracts on a commodity, options on such futures contracts and swaps that are economically equivalent to such contracts. In particular, the CFTC has proposed rules to establish position limits that will apply to 28 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits will apply to a person’s combined position in futures, options and swaps on a commodity. The rules, if enacted in their proposed form, may reduce liquidity in the exchange-traded market for commodity futures, which may, in turn, have an adverse effect on your payment at maturity. Market participants may decide, or be required, to sell their positions in certain commodity futures as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of commodity futures and therefore, the level of the Underlying Index and the value of the Securities.

♦	Changes in exchange methodology may affect the value of your Securities — The level of the Underlying Index depends on the settlement price of commodity futures as determined by the primary exchange on which they trade. Any such exchange may from time to time change any rule or bylaw or take emergency action under its rules, any of which could adversely affect the settlement price of such commodity futures and, in turn, your investment in the Securities.

♦	Investing in the Securities is not equivalent to investing in commodity futures — The return on the Securities may not reflect the return you would realize if you actually owned the commodity futures comprising the Underlying Index. You will not have any entitlement to any commodity futures or any physical commodity by virtue of your investment in the Securities.

♦	Distortions or disruptions of market trading in commodity futures could adversely affect the value of and return on the Securities — The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These circumstances could adversely affect the settlement price of commodity futures and, therefore, the level of the Underlying Index and the value of and return on the Securities. In addition, if a Market Disruption Event occurs on the Final Valuation Date, the determination of the Final Index Level will be subject to postponement and the calculation agent will determine a substitute closing level of the Underlying Index with respect to the Final Valuation Date in its discretion, as described under “Additional Terms of the Securities” in this pricing supplement. The calculation agent’s determination of the level of the Underlying Index in this circumstance may result in an unfavorable return on the Securities.

♦	Although the Underlying Index tracks futures contracts on the same commodities that comprise the Bloomberg Commodity IndexSM, its performance will differ from that of the Bloomberg Commodity IndexSM — The Underlying Index is a three-month forward version of the Bloomberg Commodity IndexSM. This means that the Underlying Index is composed of futures contracts on the same commodities, and with the same target weights, as the Bloomberg Commodity IndexSM, but the Underlying Index tracks futures contracts with more distant expiration dates than the futures contracts included in the Bloomberg Commodity IndexSM. At any time, the Underlying Index tracks the futures contracts that the Bloomberg Commodity IndexSM is scheduled to track three months in the future. Since one factor affecting the value of a commodity futures contract is the period remaining until its expiration, this difference will cause the performance of the Underlying Index to differ from the performance of the Bloomberg Commodity IndexSM. There can be no assurance that the longer-dated futures contracts used in the Underlying Index will result in better performance of the Underlying Index as compared to the Bloomberg Commodity IndexSM, and such performance may be materially worse.

♦	There are a number of reasons why the longer-dated futures contracts tracked by the Underlying Index may underperform the shorter-dated futures contracts on the same commodities tracked by the Bloomberg Commodity IndexSM — The market for a commodity futures contract may from time to time be in “backwardation”, which is the opposite of “contango”. A “backwardated” market is one in which futures prices are lower than spot prices, in which case futures prices would tend to rise over time (absent changes in the spot price). At any time when the market for a commodity futures contract is in “backwardation”, longer-dated futures contracts are likely to underperform shorter-dated futures contracts on the same commodities. This is because the effects of backwardation are often more pronounced on shorter-dated futures contracts than on longer-dated futures contracts because of the near-term supply-demand imbalance that drives the backwardation. In that market condition, as the delivery months of a shorter-dated futures contract and a longer-dated futures contract become nearer, the settlement price of the shorter-dated futures contract would increase more rapidly than the price of the longer-dated futures contract, and the shorter-dated futures contract would therefore outperform the longer-dated futures contract.

If the shorter-dated futures contracts are in a backwardated condition while the longer-dated futures contracts are in contango, the settlement price of the shorter-dated futures contracts will increase as time passes while the settlement price of the longer-dated futures contracts will decrease as time passes, potentially leading to an especially significant underperformance of longer-dated futures contracts relative to shorter-dated futures contracts.

A longer-dated futures contract may underperform a shorter-dated futures contract on the same commodity to a particularly large degree when the futures market flips from “contango” to “backwardation”. In that circumstance, there may have been a significant increase in the settlement price of shorter-dated futures contracts that causes the settlement price of shorter-dated futures contracts, which was previously lower than the settlement price of longer-dated futures contracts, to exceed the settlement price of longer-dated futures contracts. This increase in the settlement price of shorter-term futures contracts may cause shorter-dated futures contracts to significantly outperform longer-dated futures contracts at the time when the increase occurs. A significant increase in the settlement price of shorter-dated futures contracts may occur, for example, as a result of a sudden increase in demand for, or an interruption in supply of, the underlying commodity—for example, as a result of adverse weather conditions or supply shortages caused by cartel activity, labor disruptions, accidents affecting production infrastructure or other events. If the factors driving the increase in the price of shorter-dated futures contracts are expected to be temporary, longer-dated futures prices may increase by a smaller amount or not at all.

In addition, the market for longer-dated futures contracts may be less liquid than the market for shorter-dated futures contracts. This may result in greater volatility, and less favorable performance, for the longer-dated futures contracts than for the shorter-dated futures contracts.

♦	The Securities do not offer direct exposure to the spot prices of physical commodities — The Securities are linked to the Underlying Index, which tracks 22 exchange-traded commodity futures contracts, not any physical commodity (or its spot price). The price of a commodity futures contract reflects the expected value of the physical commodity upon delivery in the future, whereas the spot price of a physical commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing the commodity for the term of the futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movements of a futures contract are typically correlated with the movements of the spot price of the referenced commodity, but the correlation is generally imperfect and price movements in the spot market may not be reflected in the futures market (and vice versa). Accordingly, the Securities may underperform a similar investment that is linked to the spot prices of the physical commodities included in the Underlying Index.

♦	The Securities are linked to an excess return index and not a total return index — The Securities are linked to an excess return index and not a total return index. An excess return index, such as the Underlying Index, reflects the returns that are potentially available through an unleveraged investment in the contracts composing that index. By contrast, a “total return” index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities — Any such research, opinions or recommendations could affect the level of the Underlying Index and the value of the Securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the level of the Underlying Index and may have a negative impact on your interests as a holder of the Securities. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Index to which the Securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, may impair the value of the Securities — We expect to hedge our exposure under the Securities through CGMI or other of our affiliates, who will likely enter into positions in commodity futures or in instruments linked to the Underlying Index or commodity futures, and may adjust such positions during the term of the Securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the Underlying Index on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the level of the Underlying Index and reduce the return on your investment in the Securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Index. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the Securities — If certain events occur, such as a Market Disruption Event or the discontinuance of the Underlying Index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the Securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a Market Disruption Event has occurred;

♦	if a Market Disruption Event occurs on the Final Valuation Date, determining a substitute closing level of the Underlying Index with respect to the Final Valuation Date; and

♦	selecting a Successor Index or performing an alternative calculation of the level of the Underlying Index if the Underlying Index is discontinued or materially modified (see “Additional Terms of the Securities—Discontinuance or Material Modification of the Underlying Index” in this pricing supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the Securities.

♦	Adjustments to the Underlying Index may affect the value of your Securities — Bloomberg Finance L.P. and UBS Securities LLC (collectively, the “Index Provider”) may add, delete or substitute the futures contracts that constitute the Underlying Index or make other methodological changes that could affect the level of the Underlying Index. The Index Provider may discontinue or suspend calculation or publication of the Underlying Index at any time without regard to your interests as holders of the Securities.

♦	The U.S. federal tax consequences of an investment in the Securities are uncertain — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of this pricing supplement entitled “United States Federal Tax Considerations.” You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the Initial Index Level to the Final Index Level. The diagram below is based on a hypothetical Participation Rate of 180%.

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Stated Principal Amount of Securities for a hypothetical range of performances for the Underlying Index from -100.00% to +100.00% and assume an Initial Index Level of 175.00, a Trigger Level of 122.50 (70% of the Initial Index Level) and a Participation Rate of 180.00%. The actual Initial Index Level, Trigger Level and Participation Rate will be determined on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Index Level on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Index Level	Index Return	Payment at Maturity	Total Return on Securities at Maturity(1)
350.00	100.00%	$28.000	180.00%
332.50	90.00%	$26.200	162.00%
315.00	80.00%	$24.400	144.00%
297.50	70.00%	$22.600	126.00%
280.00	60.00%	$20.800	108.00%
262.50	50.00%	$19.000	90.00%
245.00	40.00%	$17.200	72.00%
227.50	30.00%	$15.400	54.00%
210.00	20.00%	$13.600	36.00%
192.50	10.00%	$11.800	18.00%
175.00	0.00%	$10.000	0.00%
157.50	-10.00%	$10.000	0.00%
140.00	-20.00%	$10.000	0.00%
122.50	-30.00%	$10.000	0.00%
122.49	-30.01%	$6.999	-30.01%
105.00	-40.00%	$6.000	-40.00%
87.50	-50.00%	$5.000	-50.00%
70.00	-60.00%	$4.000	-60.00%
52.50	-70.00%	$3.000	-70.00%
35.00	-80.00%	$2.000	-80.00%
17.50	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

1 The “Total Return on Securities at Maturity” is calculated as (a) the Payment at Maturity per Security minus the $10.00 Issue Price per Security divided by (b) the $10.00 Issue Price per Security.

Example 1 — The Final Index Level of 192.50 is greater than the Initial Index Level of 175.00, resulting in an Index Return of 10.00%. Because the Index Return is 10.00%, Citigroup Inc. would pay you a Payment at Maturity of $11.80 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 18.00%), calculated as follows:

$10.00 + ($10.00 × Index Return × Participation Rate)

$10.00 + ($10.00 × 10.00% × 180%) = $11.80

Example 2 — The Final Index Level of 157.50 is less than the Initial Index Level of 175.00 (resulting in an Index Return of -10.00%) but greater than the Trigger Level of 122.50. Because the Index Return is negative and the Final Index Level is greater than the Trigger Level, Citigroup Inc. will pay you a Payment at Maturity of $10.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of 0.00%).

Example 3 — The Final Index Level of 52.50 is less than the Initial Index Level of 175.00 (resulting in an Index Return of -70.00%) and less than the Trigger Level of 122.50. Because the Index Return is negative and the Final Index Level is less than the Trigger Level, Citigroup Inc. will pay you a Payment at Maturity of $3.00 per $10.00 Stated Principal Amount of Securities (a total return at maturity of -70.00%), calculated as follows:

$10.00 + ($10.00 × Index Return)

$10.00 + ($10.00 × -70.00%) = $3.00

If the Final Index Level is less than the Trigger Level, you will be fully exposed to the negative Index Return, resulting in a loss on the Stated Principal Amount that is proportionate to the percentage decline in the level of the Underlying Index. Under these circumstances, you will lose a significant portion or all of the Stated Principal Amount at maturity. Any payment on the Securities, including any repayment of the Stated Principal Amount at maturity, is subject to the creditworthiness of the Issuer and if the Issuer were to default on its payment obligations, you could lose your entire investment.

* The total return at maturity is calculated as (a) the Payment at Maturity per Security minus the $10.00 Issue Price per Security divided by (b) the $10.00 Issue Price per Security.

The Bloomberg Commodity IndexSM 3 Month Forward

The Underlying Index is a three-month forward version of the Bloomberg Commodity IndexSM. This means that the Underlying Index is composed of futures contracts on the same commodities, and with the same target weights, as the Bloomberg Commodity IndexSM, but the Underlying Index tracks futures contracts with more distant expiration dates than the futures contracts included in the Bloomberg Commodity IndexSM. At any time, the Underlying Index tracks the futures contracts that the Bloomberg Commodity IndexSM is scheduled to track three months in the future. The Underlying Index is calculated using the same methodology as the Bloomberg Commodity IndexSM. The Underlying Index is published by Bloomberg under the ticker symbol “BCOMF3.”

The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on physical commodities and is designed to provide a broad-based measure of the performance of commodities as an asset class. It is quoted in U.S. dollars, and reflects the return of underlying commodity futures price movements only. It reflects the returns that are potentially available through an unleveraged investment in the futures contracts on physical commodities constituting the index. The Bloomberg Commodity IndexSM was previously known as the Dow Jones–UBS Commodity IndexSM. On April 10, 2014, Bloomberg Finance L.P. (“Bloomberg”) and UBS Securities LLC (collectively, the “Index Provider”) announced a partnership that has resulted in Bloomberg being responsible for governance, calculation, distribution and licensing of UBS’s commodity indices. The Dow Jones–UBS Commodity IndexSM was renamed the Bloomberg Commodity IndexSM as of July 1, 2014. For more information, see “Annex—The Bloomberg Commodity IndexSM 3 Month Forward” below.

“Bloomberg®” and “Bloomberg Commodity IndexSM” are service marks of Bloomberg and its affiliates and have been licensed for use for certain purposes by CGMI and its affiliates. For more information, see “Annex—The Bloomberg Commodity IndexSM 3 Month Forward—License Agreement” below.

The “closing level” of the Underlying Index on any relevant day equals the official closing level of the Underlying Index published with respect to that day.

The graph below illustrates the performance of the Underlying Index from January 2, 2008 to February 4, 2016. The closing level of the Underlying Index on February 4, 2016 was 175.28. We obtained the closing levels of the Underlying Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical levels of the Underlying Index should not be taken as an indication of future performance and no assurance can be given as to the Final Index Level or any future closing level of the Underlying Index. We cannot give you assurance that the performance of the Underlying Index will result in a positive return on your initial investment and you could lose a significant portion or all of the Stated Principal Amount at maturity.

Additional Terms of the Securities

General

The terms of the Securities are set forth in the accompanying prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. It is important that you read the accompanying prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities.

If the Maturity Date is not a Business Day, the payment required to be made on the Maturity Date will be made on the next succeeding Business Day with the same force and effect as if made on the originally scheduled Maturity Date. No interest will be payable as a result of the delay in payment.

A “Business Day” means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Definition of Commodity Business Day

A “Commodity Business Day” means a day, as determined in good faith by the calculation agent, on which trading is generally conducted on the Relevant Exchanges for each Relevant Index Contract.

The “Relevant Exchange” for any Relevant Index Contract means the primary exchange or market of trading for that Relevant Index Contract, which as of the date hereof is specified in Table 1 under “Annex—The Bloomberg Commodity IndexSM 3 Month Forward.”

A “Relevant Index Contract” means any futures contract included in the Underlying Index.

Consequences of a Market Disruption Event

If a Market Disruption Event has occurred and is continuing on the Final Valuation Date, the calculation agent will calculate a substitute closing level of the Underlying Index with respect to the Final Valuation Date in good faith in accordance with the formula for and method of calculating the Underlying Index last in effect prior to commencement of the Market Disruption Event, using:

•	for each Relevant Index Contract that did not suffer a Market Disruption Event on the Final Valuation Date, the official settlement price of that Relevant Index Contract on the Relevant Exchange for that Relevant Index Contract on the Final Valuation Date, and

•	for each Relevant Index Contract that did suffer a Market Disruption Event on the Final Valuation Date, the official settlement price of that Relevant Index Contract on the Relevant Exchange for that Relevant Index Contract on the immediately succeeding Trading Day for that Relevant Index Contract on which no Market Disruption Event occurs or is continuing with respect to that Relevant Index Contract; provided, however, that if a Market Disruption Event has occurred or is continuing with respect to that Relevant Index Contract on each Trading Day for that Relevant Index Contract from and including the Final Valuation Date to and including the Business Day immediately preceding the Maturity Date (the “Cut-Off Day”), then the calculation agent will determine the settlement price of that Relevant Index Contract on the Cut-Off Day acting in good faith and in a commercially reasonable manner, taking into account the latest available quotation for the settlement price of the Relevant Index Contract and any other information that in good faith it deems relevant (which price shall be used in the determination of the Final Index Level).

A “Market Disruption Event” means, on any date of determination:

•	the closing level of the Underlying Index is not published by the Index Provider on that date; or

•	with respect to any Relevant Index Contract, any of the following events occurs:

o	any suspension of or limitation imposed on trading in that Relevant Index Contract on the Relevant Exchange or any other event that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for (including a failure to publish the official settlement price for), that Relevant Index Contract on the Relevant Exchange, in each case which the calculation agent determines is material;

o	all trading in that Relevant Index Contract is suspended or otherwise does not occur for the entire day;

o	all trading in that Relevant Index Contract is suspended (which term, for the avoidance of doubt, will not include, for purposes of this bullet point, the Relevant Index Contract being bid or offered at the limit price) subsequent to the opening of trading on that date, and trading does not recommence at least ten minutes prior to the actual closing time of the regular trading session of that Relevant Index Contract on that date; or

o	if the Relevant Exchange establishes limits on the range within which the price of that Relevant Index Contract may fluctuate, the official settlement price of that Relevant Index Contract is at the upper or lower limit of that range on that date, in each case as determined by the calculation agent in its sole discretion.

A “Trading Day” for any Relevant Index Contract means a day, as determined in good faith by the calculation agent, on which trading is generally conducted on the Relevant Exchange applicable to that Relevant Index Contract.

Commodity Hedging Disruption Event

If, on any day during the term of the Securities up to but excluding the Final Valuation Date, the calculation agent determines that a Commodity Hedging Disruption Event has occurred, the Issuer will have the right, but not the obligation, to redeem the Securities, in whole and not in part, by providing written notice of its election to exercise that right to the trustee (the date of such notice, the “Early Redemption Notice Date”) on a redemption date of our choosing that is no later than the 30th business day immediately following the Early Redemption Notice Date or earlier than the fifth business day following the Early Redemption Notice Date. A Commodity Hedging

Disruption Event need not be continuing on the Early Redemption Notice Date or on the redemption date. The amount due and payable on the Securities upon such redemption will be equal to the Early Redemption Amount determined as of the Early Redemption Notice Date.

A “Commodity Hedging Disruption Event” means any event or condition following which the Issuer or its affiliates are unable, after using commercially reasonable efforts, to (i) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any security, option, future, derivative, currency, instrument, transaction, asset or arrangement that the calculation agent deems necessary to hedge the risk of entering into and performing our obligations with respect to the Securities, whether in the aggregate on a portfolio basis or incrementally on a trade by trade basis (each a “Hedge Position”) or (ii) realize, recover or remit the proceeds of any such Hedge Position, in each case including (without limitation) if those Hedge Positions (in whole or in part) are (or, but for the consequent disposal thereof, would otherwise be) in excess of any allowable position limit(s) in relation to any commodity traded on any exchange(s) or other trading facility (it being within the sole and absolute discretion of the calculation agent to determine which of the Hedge Positions are counted towards that limit).

The “Early Redemption Amount” will be the fair value of the Securities determined by the calculation agent as of the Early Redemption Notice Date in good faith and in a manner based upon (but not necessarily identical to) CGMI’s then contemporaneous practices for determining a secondary market bid price for the Securities and similar instruments, taking into account the Commodity Hedging Disruption Event that has occurred. In determining the Early Redemption Amount, the calculation agent may take into account proprietary pricing models and may make adjustments to those models or inputs to those models in good faith and in a commercially reasonable manner. The calculation agent may also take into account other facts, whether or not unique to the Issuer or its affiliates, in determining the Early Redemption Amount so long as it is in good faith and commercially reasonable. The Early Redemption Amount may result in a significant loss on your Securities. See “Risk Factors—If a Commodity Hedging Disruption Event occurs during the term of the Securities, we may redeem the Securities early for an amount that may result in a significant loss on your investment” in this pricing supplement.

Under the terms of the Securities, the calculation agent will be required to exercise discretion under certain circumstances, including (i) determining whether a Market Disruption Event or a Commodity Hedging Disruption Event has occurred; (ii) if a Market Disruption Event occurs on the Final Valuation Date, determining a substitute closing level of the Underlying Index on that day; (iii) if a Commodity Hedging Disruption Event occurs, determining the Early Redemption Amount; (iv) if the Underlying Index is discontinued, selecting a Successor Index; and (v) in the event of certain changes in the way the Underlying Index is calculated, performing an alternative calculation of the closing level of the Underlying Index. In exercising this discretion, the calculation agent will be required to act in good faith and in a commercially reasonable manner, but it may take into account any factors it deems relevant, including, without limitation, whether the applicable event materially interfered with the Issuer’s or its affiliates’ ability to adjust or unwind all or a material portion of any Hedge Position with respect to the Securities.

Discontinuance or Material Modification of the Underlying Index

If the Index Provider discontinues publication of the Underlying Index and the Index Provider or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Underlying Index (such index being referred to in this pricing supplement as a “Successor Index”), then the closing level of the Underlying Index on the Final Valuation Date will be determined by reference to the level of that Successor Index published with respect to that day. In such event, the calculation agent will make such adjustments, if any, to any level of the Underlying Index that is used for purposes of the Securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a Successor Index, the calculation agent will cause written notice thereof to be promptly furnished to the Issuer and to the holders of the Securities.

If the Index Provider for the Underlying Index discontinues publication of the Underlying Index prior to, and that discontinuation is continuing on, the Final Valuation Date and the calculation agent determines, in its sole discretion, that no Successor Index for the Underlying Index is available at that time, or the calculation agent has previously selected a Successor Index for the Underlying Index and publication of that Successor Index is discontinued prior to, and that discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the closing level of the Underlying Index for the Final Valuation Date on that date. The closing level of the Underlying Index will be computed by the calculation agent in accordance with the formula for and method of calculating the Underlying Index or Successor Index, as applicable, last in effect prior to that discontinuation using the official settlement price(s) (or, if a Market Disruption Event has occurred with respect to a Relevant Index Contract, the calculation agent’s good faith estimate of the applicable settlement price(s) that would have prevailed but for that Market Disruption Event) at the close of the principal trading session on that date of each Relevant Index Contract most recently composing the Underlying Index or Successor Index, as applicable, as well as any futures contract required to roll any expiring futures contract in accordance with the method of calculating the Underlying Index or Successor Index, as applicable. Notwithstanding these alternative arrangements, discontinuation of the publication of the Underlying Index or its Successor Index, as applicable, may adversely affect the value of the Securities.

If at any time the method of calculating the Underlying Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Underlying Index or a Successor Index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the Underlying Index or Successor Index, as applicable, had those changes or modifications not been made, then the calculation agent will, at the close of business in the City of New York on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to the Underlying Index or Successor Index, as the case may be, as if those changes or modifications had not been made, and the calculation agent will calculate the closing level of the Underlying Index or Successor Index, as applicable, with reference to the Underlying Index or Successor Index, as adjusted. Accordingly, if the method of calculating the Underlying Index or a Successor Index is modified so that the level of the Underlying Index or Successor Index is a fraction of what it would have been if there had been no such modification, then the calculation agent will adjust its calculation of the Underlying Index or Successor Index, as applicable, in order to arrive at a level of the Underlying Index or Successor Index, as applicable, as if there had been no modification.

Events of Default and Acceleration

In case an event of default (as defined in the accompanying prospectus) with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities will be determined by the calculation agent and will equal, for each Security, the payment at maturity, calculated as though the Final Valuation Date were the date of such acceleration.

In case of default in payment at maturity of the Securities, no interest will accrue on such overdue payment either before or after the Maturity Date.

Calculation Agent

The calculation agent for the Securities will be CGMI, an affiliate of Citigroup Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Inc. and the holders of the Securities. The calculation agent is obligated to carry out its duties and functions in good faith and using its reasonable judgment.

United States Federal Tax Considerations

Prospective investors should note that the discussion under the section called “United States Federal Tax Considerations” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a discussion of the material U.S. federal income and certain estate tax consequences of ownership and disposition of the Securities. It applies to you only if you purchase a Security for cash and hold it as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). It does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a “regulated investment company”;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”;

•	a dealer or trader subject to a mark-to-market method of tax accounting with respect to the Securities;

•	a person holding a Security as part of a “straddle” or conversion transaction or one who enters into a “constructive sale” with respect to a Security;

•	a person subject to the alternative minimum tax;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal income tax consequences of holding and disposing of Securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effect of any applicable state, local or foreign tax laws or the potential application of the Medicare contribution tax. You should consult your tax adviser about the application of the U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the Securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the Securities

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the Securities should be treated as prepaid forward contracts for U.S. federal income tax purposes. By purchasing the Securities, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.

Due to the absence of statutory, judicial or administrative authorities that directly address the U.S. federal tax treatment of the Securities or similar instruments, significant aspects of the treatment of an investment in the Securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the treatment described below. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities. Unless otherwise indicated, the following discussion is based on the treatment of the Securities as prepaid forward contracts.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Security that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment Prior to Maturity. You should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale, exchange or retirement of the Securities as described below.

Taxable Disposition of the Securities. Upon a taxable disposition (including a sale, exchange or retirement) of a Security, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the relevant Security. Your tax basis in a Security should equal the amount you paid to acquire it. The gain or loss should be long-term capital gain or loss if at the time of the taxable disposition you have held the Security for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the Securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to the Securities. It is possible, for example, that the Securities could be treated as debt instruments issued by us. Under this treatment, the Securities would be subject to Treasury regulations relating to the taxation of contingent payment debt instruments. In this case, regardless of your method of tax accounting for U.S. federal income tax purposes, you would be required to accrue income based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the Securities, in each year that you held the Securities, even though we are not required to make any payment with respect to the Securities until retirement. In addition, any gain on the sale, exchange or retirement of the Securities would be treated as ordinary income.

Other possible U.S. federal income tax treatments of the Securities could also affect the timing and character of income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of a Security that is:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a Non-U.S. Holder for the purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States. If you are or may become such a person during the period in which you hold a Security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities.

Taxable Disposition of the Securities. You generally should not be subject to U.S. federal withholding or income tax in respect of your Securities, provided that income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a U.S. trade or business, and if income from the Securities is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In this event, if you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax.

Tax Consequences Under Possible Alternative Treatments. Subject to the discussion under “FATCA Legislation” below, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to you with respect to the Security generally would not be subject to U.S. federal withholding or income tax, provided that: (i) income or gain in respect of the Security is not effectively connected with your conduct of a trade or business in the United States, and (ii) you provide an appropriate IRS Form W-8 certifying under penalties of perjury that you are not a United States person.

Other U.S. federal income tax treatments of the Securities are also possible. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. While the notice requests comments on appropriate transition rules and effective dates, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might materially and adversely affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the Securities.

Information Reporting and Backup Withholding

Payment of the proceeds of a taxable disposition of the Securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides an appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. If the Securities were recharacterized as debt instruments, this legislation would apply to the Securities. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. You should consult your tax adviser regarding the potential application of FATCA to the Securities.

The preceding discussion constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Inc. and the lead agent for the sale of the Securities, will receive an underwriting discount of $0.50 for each Security sold in this offering. UBS, as agent for sales of the Securities, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the Securities sold in this offering for $9.50 per Security. UBS proposes to offer the Securities to the public at a price of $10.00 per Security. UBS will receive an underwriting discount of $0.50 per Security for each Security it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the Securities will be used to hedge our obligations under the Securities. We expect to hedge our obligations under the Securities through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the Securities declines. This hedging activity could affect the closing level of the Underlying Index and, therefore, the value of and your return on the Securities. For additional information on the ways in which our counterparties may hedge our obligations under the Securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the Securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the Securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Factors—The value of the Securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the Securities is a function of the terms of the Securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the Securities will be on the Trade Date because certain terms of the Securities have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the Trade Date.

During a temporary adjustment period immediately following issuance of the Securities, the price, if any, at which CGMI would be willing to buy the Securities from investors, and the value that will be indicated for the Securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Securities. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately 11.5 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the Securities from investors at any time. See “Risk Factors—The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Benefit Plan Investor Considerations

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), prohibit ERISA Plans, as well as plans (including individual retirement accounts and Keogh plans) subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving the “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code (in either case, “Parties in Interest”) with respect to such Plans. As a result of our business, we, and our current and future affiliates, may be Parties in Interest with respect to many Plans. Where we (or our affiliate) are a Party in Interest with respect to a Plan (either directly or by reason of our ownership interests in our directly or indirectly owned subsidiaries), the purchase and holding of the Securities by or on behalf of the Plan could be a prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless exemptive relief were available under an applicable exemption (as described below).

Certain prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide a limited exemption for the purchase and sale of the Securities and related lending transactions, provided that neither the issuer of the Securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the Securities.

Accordingly, the Securities may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the service provider exemption or there is some other basis on which the purchase and holding of the Securities will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code. Each purchaser or holder of the Securities or any interest therein will be deemed to have represented by its purchase or holding of the Securities that (a) it is not a Plan and its purchase and holding of the Securities is not made on behalf of or with “plan assets” of any Plan or (b) its purchase and holding of the Securities will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Certain governmental plans (as defined in Section 3(32) of ERISA), church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”). Accordingly, each such purchaser or holder of the Securities shall be required to represent (and deemed to have represented by its purchase of the Securities) that such purchase and holding is not prohibited under applicable Similar Laws.

Due to the complexity of these rules, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14, the service provider exemption or some other basis on which the acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of any applicable Similar Laws.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i) the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii) we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii) any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v) neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of any Securities to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement, or that such an investment is appropriate for Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of CGMI or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

Annex—The Bloomberg Commodity IndexSM 3 Month Forward

The Bloomberg Commodity IndexSM 3 Month Forward (the “Underlying Index”) is a three-month forward version of the Bloomberg Commodity IndexSM. This means that the Underlying Index is composed of futures contracts on the same commodities, and with the same target weights, as the Bloomberg Commodity IndexSM, but the Underlying Index tracks futures contracts with more distant expiration dates than the futures contracts included in the Bloomberg Commodity IndexSM. At any time, the Underlying Index tracks the futures contracts that the Bloomberg Commodity IndexSM is scheduled to track three months in the future. The Underlying Index is calculated using the same methodology as the Bloomberg Commodity IndexSM.

Although the Underlying Index is referred to as a “3 month forward” index, you should understand that the reference to “3 months” does not necessarily mean that the futures contracts underlying the Underlying Index have delivery months that are 3 months in the future. The length of time to the delivery months of the futures contracts underlying the Underlying Index varies. You should carefully review the section “—Index Calculation—Determination of the Lead Future and the Next Future” below to understand which futures contracts will underlie the Underlying Index at any given time.

The Underlying Index is merely a mathematical calculation. By investing in the Securities, investors will not have any ownership or other interest in any of the commodity futures contracts or commodities underlying the Underlying Index.

This section provides only a summary of the published methodology by which the Underlying Index is constructed and calculated. For the complete methodology, you should consult the published materials made available by the Index Provider. The summary below is based on those materials published, which we have not independently verified.

Overview

The Bloomberg Commodity IndexSM is currently composed of 22 exchange-traded futures contracts on physical commodities and is designed to provide a broad-based measure of the performance of commodities as an asset class. The table below lists the commodities that are included in the Bloomberg Commodity IndexSM for 2016, together with the designated futures contract (the “Designated Contract”) that is used for each commodity in the calculation of the Bloomberg Commodity IndexSM, the exchange on which that Designated Contract trades and the target weight for that Designated Contract in the Bloomberg Commodity IndexSM as of January 2016.

Table 1. 2016 Commodities, Designated Contracts and Target Weights

Commodity Group	Commodity	Designated Contract	Exchange	2016 Target Weight
Energy	Natural Gas	Henry Hub Natural Gas	New York Mercantile Exchange (“NYMEX”)	8.4488420%
	WTI Crude Oil	Light, Sweet Crude Oil	NYMEX	7.4697630%
	Brent Crude Oil	Brent Crude Oil	ICE Futures Europe	7.5302370%
	Heating Oil	Ultra-Low Sulfur Diesel	NYMEX	3.8290390%
	Unleaded Gasoline (RBOB)	Reformulated Gasoline Blendstock for Oxygen Blending	NYMEX	3.7478780%
Grains	Corn	Corn	Chicago Board of Trade (“CBOT”)	7.3587030%
	Soybeans	Soybeans	CBOT	5.7038300%
	Wheat (Chicago)	Soft Wheat	CBOT	3.3268340%
	Soybean Oil	Soybean Oil	CBOT	2.8375480%
	Soybean Meal	Soybean Meal	CBOT	2.8446630%
	Wheat (Kansas City)	Hard Red Winter Wheat	Kansas City Board of Trade	1.1531400%
Industrial Metals	Copper	Copper	Commodity Exchange, Inc. (“COMEX”)	7.6272480%
	Aluminum	High Grade Primary Aluminum	London Metal Exchange (“LME”)	4.5987080%
	Zinc	Special High Grade Zinc	LME	2.5276320%
	Nickel	Primary Nickel	LME	2.3593750%
Precious Metals	Gold	Gold	COMEX	11.3798610%
	Silver	Silver	COMEX	4.2131830%
Softs	Sugar	World Sugar No. 11	NYBOT	3.6272510%
	Coffee	Coffee “C”	NYBOT	2.2943230%
	Cotton	Cotton	NYBOT	1.4931910%
Livestock	Live Cattle	Live Cattle	Chicago Mercantile Exchange (“CME”)	3.5666190%
	Lean Hogs	Lean Hogs	CME	2.0621330%

The Bloomberg Commodity IndexSM is designed to reflect the performance of a hypothetical continuously maintained rolling position in commodity futures contracts. A commodity futures contract is an agreement between two parties for the purchase and sale of a specified quantity of a particular commodity on a specified future date, at a price fixed at the time of entry into the contract. For example, a futures contract entered into in January may specify a March delivery month, which would mean that the parties to the contract would be required to pay for and deliver the underlying commodity in March for a price agreed upon in January. Unlike stocks, which entitle the holder to a continuing stake in a corporation, futures contracts have a limited life and, upon expiration, require actual delivery of the underlying commodity. In order to reflect continuing exposure to the underlying commodity and avoid physical delivery, the Bloomberg Commodity IndexSM must therefore include a mechanism so that, as the delivery month of the relevant underlying futures contract nears, the exposure is

“rolled” out of the current underlying futures contract and into a futures contract on the same commodity with a later delivery month. See “—Index Calculation” below for the relevant delivery month at any given time for the Designated Contracts underlying the Bloomberg Commodity IndexSM and the Underlying Index and for a description of the mechanism for periodically rolling exposure into Designated Contracts with later delivery months.

The Underlying Index is calculated in the same manner as the Bloomberg Commodity IndexSM except that the underlying Designated Contracts have more distant delivery months than the Bloomberg Commodity IndexSM. For example, at the beginning of January, the Bloomberg Commodity IndexSM may track the value of a Designated Contract with a March delivery month, while the Underlying Index may track the value of a Designated Contract on the same commodity but with a May delivery month. See “—Index Calculation” below.

Bloomberg determines the commodities that will compose the Bloomberg Commodity IndexSM and their respective weights on an annual basis pursuant to the methodology described below under “—Index Construction.” Bloomberg calculates the level of the Bloomberg Commodity IndexSM on each BCOM Business Day (as defined below) as described below under “—Index Calculation.”

The Underlying Index is an “excess return” index, which means that the performance of the Underlying Index is calculated based solely on changes in the value of the underlying Designated Contracts and does not reflect the additional return that a direct investor in futures contracts could achieve on cash collateral posted in connection with its investment.

Index Construction

Bloomberg determines the commodities that will compose the Bloomberg Commodity IndexSM (and therefore the Underlying Index) and their respective weights on an annual basis. These determinations are made by Bloomberg in the third or fourth quarter of each year (the “Calculation Period”) and are implemented in the following January.

Selection of Eligible Commodities and Designated Futures Contracts

To make these determinations each year, Bloomberg first identifies a list of commodities that are eligible for inclusion in the Bloomberg Commodity IndexSM in the next year. In identifying these commodities, Bloomberg has stated that it seeks to select commodities that are sufficiently significant to the world economy to merit consideration and that are tradable through a qualifying related futures contract. For each eligible commodity, Bloomberg then identifies the Designated Contract that will be the reference futures contract for that commodity. Historically, Bloomberg has chosen for each commodity one Designated Contract that is traded in North America and denominated in U.S. dollars (with the exception of several London Metals Exchange contracts and with the exception of crude oil and wheat, which each have two Designated Contracts). It is possible that Bloomberg will in the future select more than one Designated Contract for additional commodities or may select other Designated Contracts that are traded outside of the United States or in currencies other than the U.S. dollar.

Determination of Target Weights (Commodity Index Percentages)

Determination of Interim Commodity Index Percentage Based on Liquidity and Production Data

Bloomberg determines the target weight for each commodity in the Bloomberg Commodity IndexSM based on the relative liquidity and production percentages for each of the eligible commodities. The “Commodity Liquidity Percentage” for each commodity is determined by taking the average of the product of the annual trading volume and the average U.S. dollar settlement price, observed monthly, of the relevant Designated Contract (or, in the case of copper, the LME copper contract) for the five-year period ending in the year most recently ended prior to the Calculation Period, and dividing the result by the sum of such products for all such contracts for all eligible commodities. The “Commodity Production Percentage” is determined for each commodity by taking the average of annual production figures for that commodity, valued at the average U.S. dollar settlement price, observed monthly, of the applicable Designated Contract (or, in the case of copper, the LME copper contract), for the most recent five-year period for which production figures are available for all commodities included in the Bloomberg Commodity IndexSM and dividing the result by the sum of such amounts for all eligible commodities. In calculating production figures, Bloomberg applies special rules to avoid double-counting eligible commodities that are derivative of other eligible commodities. The Commodity Liquidity Percentage and the Commodity Production Percentage are then combined, using 2/3 of the Commodity Liquidity Percentage and 1/3 of the Commodity Production Percentage, to establish the interim “Commodity Index Percentage” for each eligible commodity.

Adjustments to Interim Commodity Index Percentage to Determine Final Commodity Index Percentage

Following that determination, any eligible commodity with an interim Commodity Index Percentage of less than 0.4% will be excluded from the Bloomberg Commodity IndexSM, and each eligible commodity with an interim Commodity Index Percentage of 0.4% or greater will be included in the Bloomberg Commodity IndexSM for the next year. The interim Commodity Index Percentages of all excluded commodities are allocated equally among the Designated Contracts for the commodities that will be included in the Bloomberg Commodity IndexSM. The resulting interim Commodity Index Percentage for each of the commodities that will be included in the Bloomberg Commodity IndexSM is then further adjusted in accordance with the following diversification rules:

•	No single commodity, together with its derivatives (e.g., crude oil, together with heating oil and unleaded gasoline), may constitute more than 25% of the Bloomberg Commodity IndexSM.

•	No single commodity (e.g., natural gas or silver) may constitute more than 15% of the Bloomberg Commodity IndexSM.

•	No related group of commodities designated by Bloomberg as a “Commodity Group” (e.g., energy, precious metals, livestock or grains) may constitute more than 33% of the Bloomberg Commodity IndexSM.

•	No single commodity included in the Bloomberg Commodity IndexSM may constitute less than 2% of the Bloomberg Commodity IndexSM, as liquidity allows.

An adjustment is also made so that the Commodity Index Percentages for gold and silver reflect solely their Commodity Liquidity Percentages, without taking into account their Commodity Production Percentages. Finally, an adjustment is made, if necessary, to prevent the Commodity Index Percentage for any commodity from exceeding 3.5 times its Commodity Liquidity Percentage. If the interim Commodity Index Percentage for any commodity is reduced following application of the above rules, the excess is allocated among the other commodities. If the Commodity Index Percentage for any commodity is increased following application of the last bullet above, that amount is drawn from the other commodities. The Commodity Index Percentage for each commodity that results from the application of the above rules is the target weight for that commodity in the Bloomberg Commodity IndexSM for the next year.

Determination of Commodity Index Multipliers

On the fourth BCOM Business Day of each year, each Designated Contract in the Bloomberg Commodity IndexSM is given a number of units (referred to as its “Commodity Index Multiplier”) such that its weight in the Bloomberg Commodity IndexSM, based on the settlement price of that Designated Contract on its exchange on that day, represents its target weight. After that day, the Commodity Index Multiplier will remain fixed, and the actual weight of that Designated Contract in the Bloomberg Commodity IndexSM will fluctuate based on changes in the settlement prices of that Designated Contract and each other Designated Contract in the Bloomberg Commodity IndexSM. A “BCOM Business Day” is a day on which the sum of the Commodity Index Percentages for the commodities in the Bloomberg Commodity IndexSM that are open for trading is greater than 50%.

Index Calculation

Overview

Bloomberg calculates an official level for the Bloomberg Commodity IndexSM and the Underlying Index on each BCOM Business Day.

In general, on each BCOM Business Day, the official level of the Bloomberg Commodity IndexSM will be equal to the level of the Bloomberg Commodity IndexSM on the prior BCOM Business Day plus any percentage increase, or minus any percentage decrease, in the aggregate settlement price of the Designated Contracts then underlying the Bloomberg Commodity IndexSM from the prior BCOM Business Day to the current BCOM Business Day. The aggregate settlement price of the Designated Contracts underlying the Bloomberg Commodity IndexSM on any BCOM Business Day is determined based on the Commodity Index Multiplier of each Designated Contract (representing the number of units of that Designated Contract in the Bloomberg Commodity IndexSM) and the official settlement price, as reported by the exchange on which it trades, in U.S. dollars for that Designated Contract on that BCOM Business Day. The official level of the Underlying Index is calculated in the same manner.

Determining the Lead Future and the Next Future

At any given time, the Designated Contract for each commodity that will underlie the Bloomberg Commodity IndexSM will be the Designated Contract that is either the Lead Future or the Next Future at that time. On any day in any given month, for the Bloomberg Commodity IndexSM (which, for the avoidance of doubt, is not the Underlying Index), the “Lead Future” is the Designated Contract with the delivery month specified in the table below in the column that corresponds to that month, and the “Next Future” is the Designated Contract with the delivery month specified in the column immediately to the right of that column (or, in the case of the December column, the January column). For example, on any day in January, the Lead Future for Natural Gas is the Designated Contract specifying a delivery month of March, because March is the month specified in the row for Natural Gas under the column for January. On any day in January, the Next Future for Natural Gas is also the Designated Contract specifying a delivery month of March, because March also appears under the column for February (which is the column immediately to the right of the column for January). On any day in February, the Lead Future for Natural Gas will continue to be the Designated Contract specifying a delivery month of March, because March appears in the row for Natural Gas under the column for February. However, the Next Future for any day in February is the Designated Contract specifying a delivery month of May, because May is specified in the column immediately to the right of the column for February.

Table 2. Lead Futures for Bloomberg Commodity IndexSM

Commodity	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Natural Gas	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
WTI Crude Oil	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Brent Crude Oil	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar
Unleaded Gas	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Heating Oil	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Live Cattle	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb
Lean Hogs	Feb	Apr	Apr	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb
Wheat (Chicago)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Wheat (KC HRW)	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Corn	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Soybeans	Mar	Mar	May	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan
Soybean Oil	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan
Soybean Meal	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan
Aluminum	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan

Copper	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Zinc	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Nickel	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan
Gold	Feb	Apr	Apr	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb
Silver	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar
Sugar	Mar	Mar	May	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar
Cotton	Mar	Mar	May	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar
Coffee	Mar	Mar	May	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar

For purposes of the Underlying Index, the Lead Future and Next Future on any day in any given month are the Designated Contracts that would be the Lead Future and Next Future for the Bloomberg Commodity IndexSM three months in the future. For example, for purposes of the Underlying Index, on any day in January, the Lead Future for Natural Gas is the Designated Contract specifying the delivery month that appears in Table 2 above in the row for Natural Gas under the column for April (since April is 3 months forward from January), and the Next Future is the Designated Contract specifying the delivery month that appears under the column for May. In Table 3 below, Table 2 has been modified to indicate, in the column for each month, the Lead Future for each commodity in the Underlying Index.

Table 3. Lead Futures for the Underlying Index

Commodity	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec
Natural Gas	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
WTI Crude Oil	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Brent Crude Oil	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May	May
Unleaded Gas	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Heating Oil	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Live Cattle	Jun	Jun	Aug	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Lean Hogs	Jun	Jun	Jul	Aug	Oct	Oct	Dec	Dec	Feb	Feb	Apr	Apr
Wheat (Chicago)	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Wheat (KC HRW)	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Corn	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Soybeans	May	Jul	Jul	Nov	Nov	Nov	Nov	Jan	Jan	Mar	Mar	May
Soybean Oil	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan	Mar	Mar	May
Soybean Meal	May	Jul	Jul	Dec	Dec	Dec	Dec	Jan	Jan	Mar	Mar	May
Aluminum	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Copper	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Zinc	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Nickel	May	Jul	Jul	Sep	Sep	Nov	Nov	Jan	Jan	Mar	Mar	May
Gold	Jun	Jun	Aug	Aug	Dec	Dec	Dec	Dec	Feb	Feb	Apr	Apr
Silver	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May
Sugar	May	Jul	Jul	Oct	Oct	Oct	Mar	Mar	Mar	Mar	Mar	May
Cotton	May	Jul	Jul	Dec	Dec	Dec	Dec	Dec	Mar	Mar	Mar	May
Coffee	May	Jul	Jul	Sep	Sep	Dec	Dec	Dec	Mar	Mar	Mar	May

Rolling Process

For the first through fifth BCOM Business Days of each month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change in the aggregate settlement price of the Lead Futures for that month from the prior BCOM Business Day to the current BCOM Business Day. For the sixth through tenth BCOM Business Days of each month, the Bloomberg Commodity IndexSM will gradually shift its exposure, at a rate of 20% per BCOM Business Day, from the Lead Futures for that month to the Next Futures for that month. For example, on the sixth BCOM Business day of a month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM Business Day in the aggregate settlement price of a basket composed 80% of the Lead Futures for that month and 20% of the Next Futures for that month. On the seventh BCOM Business Day of a month, the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM Business Day in the aggregate settlement price of a basket composed 60% of the Lead Futures for that month and 40% of the Next Futures for that month, and so on until the tenth BCOM Business Day of the month, when the level of the Bloomberg Commodity IndexSM will reflect the percentage change from the prior BCOM Business Day in the aggregate settlement price of a basket composed 100% of the Next Futures for that month. The level of the Bloomberg Commodity IndexSM will continue to reflect the percentage change from the prior BCOM Business Day in the aggregate settlement price of the Next Futures for that month until the end of the month (and for the first five BCOM Business Days of the following month, when those Next Futures will have become the Lead Futures for the new month). If Bloomberg determines that a market disruption event has occurred with respect to any Designated Contract on any day when the exposure of the Bloomberg Commodity IndexSM to that Designated Contract would otherwise be rolled from the Lead Futures to the Next Futures, that roll will be postponed until the market disruption no longer exists. The Underlying Index is calculated in the same manner, but with reference to the Lead Futures and Next Futures as described in Table 3 above.

License Agreement

“Bloomberg®” and “Bloomberg Commodity Index” are service marks of Bloomberg and have been licensed for use for certain purposes by CGMI and its affiliates (“Licensee”). The license agreement requires the following statements to be made in this pricing supplement.

The Securities (the “Products”) are not sponsored, endorsed, sold or promoted by Bloomberg, UBS or any of their subsidiaries or affiliates. None of Bloomberg, UBS or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the Products or any member of the public regarding the advisability of investing in securities or commodities generally or in the Securities particularly. The only relationship of Bloomberg, UBS or any of their subsidiaries or affiliates to the Licensee is the licensing of certain trademarks, trade names and service marks and of the Bloomberg Commodities IndexSM, which is determined, composed and calculated by Bloomberg in conjunction with UBS without regard to the Licensee or the Products. Bloomberg and UBS have no obligation to take the needs of the Licensee or the owners of or counterparties to the Products into consideration in determining, composing or calculating the Bloomberg Commodities IndexSM. None of Bloomberg, UBS or any of their respective subsidiaries or affiliates is responsible for or has participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash. None of Bloomberg, UBS or any of their subsidiaries or affiliates shall have any obligation or liability, including, without limitation, to customers in respect of the Products, in connection with the administration, marketing or trading of the Products. Notwithstanding the foregoing, UBS and its subsidiaries and affiliates may independently issue and/or sponsor financial products unrelated to the Products currently being issued by Licensee, but which may be similar to and competitive with the Products. In addition, UBS and its subsidiaries and affiliates actively trade commodities, commodity indexes and commodity futures (including the Bloomberg Commodity IndexSM), as well as swaps, options and derivatives which are linked to the performance of such commodities, commodity indexes and commodity futures. It is possible that this trading activity will affect the value of the Bloomberg Commodity IndexSM and the Products.

This pricing supplement relates only to the Securities, and does not relate to the exchange-traded physical commodities underlying any of the Bloomberg Commodity IndexSM components. Purchasers of the Securities should not conclude that the inclusion of a futures contract in the Bloomberg Commodity IndexSM is any form of investment recommendation of the futures contract or the underlying exchange-traded physical commodity by Bloomberg, UBS or any of their subsidiaries or affiliates. The information in this pricing supplement regarding the Bloomberg Commodity IndexSM components has been derived solely from publicly available documents. None of Bloomberg, UBS or any of their subsidiaries or affiliates has made any due diligence inquiries with respect to the Bloomberg Commodity IndexSM components in connection with Products. None of Bloomberg, UBS or any of their subsidiaries or affiliates makes any representation that these publicly available documents or any other publicly available information regarding the Bloomberg Commodity IndexSM components, including without limitation a description of factors that affect the prices of such components, are accurate or complete.

NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES GUARANTEES THE ACCURACY AND/OR THE COMPLETENESS OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO AND NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF OR COUNTERPARTIES TO THE PRODUCTS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. NONE OF BLOOMBERG, UBS OR ANY OF THEIR SUBSIDIARIES OR AFFILIATES MAKES ANY EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE BLOOMBERG COMMODITY INDEXSM OR ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE MAXIMUM EXTENT ALLOWED BY LAW, BLOOMBERG, ITS LICENSORS (INCLUDING UBS), AND ITS AND THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, SUPPLIERS, AND VENDORS SHALL HAVE NO LIABILITY OR RESPONSIBILITY WHATSOEVER FOR ANY INJURY OR DAMAGES—WHETHER DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR OTHERWISE—ARISING IN CONNECTION WITH ANY PRODUCT OR ANY DATA OR VALUES RELATING THERETO—WHETHER ARISING FROM THEIR NEGLIGENCE OR OTHERWISE, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS AMONG BLOOMBERG, UBS AND THE LICENSEE, OTHER THAN UBS AG.